Exhibit 3.23
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 03/24/2000
001150287 — 3197781
CERTIFICATE OF INCORPORATION
OF
AMERICAN FIBER SYSTEMS, INC.
     1. The name of the corporation is “American Fiber Systems, Inc.”
     2. The address of its registered office in the State of Delaware is 15 North Street, Dover, Kent County, Delaware 19901. The name of its registered agent at that address is Nationwide Information Services, Inc.
     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     4. The total number of shares of stock which the corporation shall have authority to issue is three thousand (3,000) shares of common stock, with a par value of one cent ($0.01) per share.
     5. The name and mailing address of the incorporator is Donald R. Adair. c/o Adair Law Firm, 30 Corporate Woods, Rochester, New York 14623.
     6. The corporation is to have perpetual existence.
     7. The Board of Directors Shall have the power to adopt, amend, or repeal the by-laws of the corporation. Election of directors need not be by written ballot.
     8. No person shall be elected a director of the corporation, and no director shall be removed as a director, except (a) at a duly called and held meeting of the stockholders entitled to vote in the election or removal, (b) by written content signed by all the holders of outstanding stock entitled to vote in the election or removal, or (c) by action of the Board of Directors in accordance with Section 223 of the Delaware General Corporation Law as it exists or may be amended or other applicable law, or any successor thereto.
     9. To the fullest extent permitted by the Delaware General Corporation Law as it exists or may be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
     10. To the fullest extent permitted by Section 145 of the Delaware General Corporation Law as it exists or may be amended, or any successor provision, the corporation shall indemnify all persons whom it may indemnity pursuant thereto.
     11. No amendment to or repeal of Article 9 or 10 shall apply to or have any effect on the liability or alleged liability or right to indemnification for or with respect to any acts or omissions occurring prior to the amendment or repeal.
     12. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or a class of creditors, and/or of the stockholders or a class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.
     13. The corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by

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statute and the Certificate of Incorporation and all rights conferred upon stockholder herein are granted subject to this reservation.
          IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed, and acknowledged this Certificate of Incorporation this 24th day of March, 2000.

/s/ Donald R. Adair
Donald R. Adair, Incorporator

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STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 05/09/2000
001234882 — 3197781
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AMERICAN FIBER SYSTEMS, INC.
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
     American Fiber Systems, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”).
     DOES HEREBY CERTIFY:
     FIRST: That the name of this corporation is American Fiber Systems, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on March 24, 2000 under the name American Fiber Systems, Inc.
     SECOND: That the Board of Directors duly adapted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:
     RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:
ARTICLE I
     The name of this corporation is American Fiber Systems, Inc.
ARTICLE II
     The address of the registered office of this corporation in the State of Delaware is 15 North Street in the City of Dover, County of Kent. The name of its registered agent at such address is Nationwide Information Services.
ARTICLE III
     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV
     A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this corporation is authorized to issue is forty-eight million (48,000,000) shares. Thirty-four million (34,000,000) shares shall be Common Stock and fourteen million (14,000,000) shares shall be Preferred Stock, each with a par value of $0.0001 per share.
     B. Rights Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of 14,000,000 shares (the “Series A Preferred Stock”) are set forth below.
          1. Dividend. No dividends or other distributions shall be authorized, declared, paid or set apart for payment on any shares of Common Stock or Preferred Stock unless at the same time a dividend is declared or paid upon, or distribution made on, the shares of Series A Preferred Stock equal to the greater of (A) $.04 per share per annum (as adjusted for any stock splits, stock dividends, recapitalizations or the like) and (B) an amount equal to that paid on any other outstanding shares of this corporation. Dividends shall not be cumulative.
          2. Liquidation Preference.
               (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of $.50 for each outstanding share of Series A Preferred Stock (the “Original Issue Price”), plus declared but unpaid dividends on such shares (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount to which each such holder would otherwise be entitled pursuant to this subsection (a).
               (b) Upon completion of the distribution required by subsection (a) of this Section 2, all of the remaining assets of this corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.
               (c) (i) Without limiting the generality of this Section 2, any of the following transactions shall be deemed a liquidation, dissolution or winding up of this corporation for purposes of this Section 2: (A) the acquisition of this corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of this corporation; or (B) a sale of all or substantially all of the assets of this corporation.
                    (ii) In any of such events, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:
                         (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:
                              (1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) calendar day period ending three (3) calendar days prior to the closing:
                              (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and
                              (3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series A Preferred Stock.
                         (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Series A Preferred Stock.
                    (iii) In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:
                         (A) cause the closing of such liquidation, dissolution or winding up to be postponed until such time as the requirements of this Section 2 have been complied with; or
                         (B) cancel such liquidation, dissolution or winding up, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revere to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iv) hereof.

                    (iv) This corporation shall give each holder of record of Series A Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting, if any, called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock.
          3. Redemption.
     The Preferred Stock is not redeemable.
          4. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
               (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Issue Price; provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).
               (b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A Preferred Stock immediately upon the earlier of: (i) this corporation’s sale of its Common Stock in a firm, commitment underwritten public offering pursuant to a registration statement on Form S-l or Form SB-2 under the Securities Act of 1933, as amended (the “1933 Act”), the public offering price of which was not less than $2.50 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like) and $25,000,000 in the aggregate, and after which the corporation’s Common Stock is traded on a national securities exchange or the Nasdaq National Market (a “Qualified Public Offering”), or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A Preferred Stock.
               (c) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Series A Preferred Stock and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the 1933 Act, the conversion may, at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have convened such Series A Preferred Stock until immediately prior to the closing of such sale of securities.
               (d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances Splits and Combinations. The Conversion Price of the Series A Preferred shall be subject to adjustment from time to time as follows:
                    (i) (A) If this corporation shall issue, after the date upon which any shares of Series A Preferred Stock were first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such Series A Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 4(d)(i)(E)(1) or (2)) (but not including shares excluded from the definition of Additional Stock by Section 4(d)(ii)(B)) plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 4(d)(i)(E)(1) or (2)) (but not including shares excluded from the definition of Additional Stock by subsection 4(d)(ii)(B)) plus the number of shares of such Additional Stock.
                         (B) No adjustment of the Conversion Price for the Series A Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence .shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections 4(d)(i)(E)(3) and 4(d)(i)(E)(4). no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.
                         (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor.
                         (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as mutually determined by the Board of Directors and the holders of at least a majority of the Series A Preferred Stock, irrespective of any accounting treatment.
                         (E) In the case of the issuance after the Purchase Date of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(d)(i) and subsection 4(d)(ii):
                              (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and 4(d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.
                              (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and 4(d)(i)(D)).
                              (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 4(d)(i)(A)), the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.
                              (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.
                              (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).
                    (ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation after the Purchase Date other than:
                         (A) Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof; or
                         (B) up to 11,000,000 shares of Common Stock (excluding shares repurchased at cost by this corporation in connection with the termination of service) issuable or issued to employees, consultants, directors or vendors (if in transactions with primarily non-financing purposes) of this corporation directly or pursuant to a stock option plan or restricted stock plan or similar plan approved by the Board of Directors of this corporation.
                    (iii) In the event this corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of

Common Stock issuable on conversion of each share shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.
                    (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share shall be decreased in proportion to such decrease in outstanding shares.
               (e)  Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.
                (f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled an such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.
               (g) No Impairment. This corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

                (h) No Fractional Shares and Certificate as to Adjustments.
                    (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.
                    (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Preferred Stock pursuant to this Section 4. this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A Preferred Stock.
               (i) Notice of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series A Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.
               (j) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common. Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

               (k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock, shall be deemed given five days after being deposited in the United States mail, postage prepaid, and addressed to each, holder of record at his address appearing on the books of this corporation.
          5. Voting Rights.
               (a) General Voting Rights The holder of each share of Series A Preferred Stock, shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted, and with respect to such vote, such bolder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).
               (b) Voting for the Election of Directors. As long as any shares of Series A Preferred Stock remain outstanding, the holders of a majority of such shares of Series A Preferred Stock shall be entitled to elect one (1) director of this corporation, voting as a separate class, at each annual election of directors. The holders of a majority of the outstanding capital stock of the Company (including all Common Stock and all Preferred Stock), voting as a single class, shall be entitled to elect the remaining directors of this corporation at each annual election of directors.
     In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section 5(b), the remaining directors so elected by that class or series, if any, may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of a majority of the shares of that class or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to unanimous written consent.
          6. Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate class:
                    (a) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of this corporation is disposed of;
                    (b) authorize or issue, or obligate itself to issue, any other equity security (including any other security convertible into or exercisable for any equity security) having a preference over, or being on parity with, the Series A Preferred Stock with respect to dividends, liquidation, redemption or voting;
                    (c) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment;
                    (d) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to adversely affect the shares of Series A Preferred Stock; or
                    (e) increase or decrease (other than as a result of conversion) the total number of authorized shares of Series A Preferred Stock.
          7. Status of Converted Stock. In the event any shares of Series A Preferred Stock are converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation.
     C. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).
          1. Dividend Rights. Subject to the prior rights of holder of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.
          2. Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Division (B) of Article IV hereof.

          3. Redemption. The Common Stock is not redeemable.
          4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.
ARTICLE V
     Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.
ARTICLE VI
     The number of directors of this corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.
ARTICLE VII
     Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.
ARTICLE VIII
     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.
ARTICLE IX
     Except as otherwise provided in this Certificate of Incorporation, no person shall be elected a director of the corporation and no director shall be removed as a director, except (a) at a duly called and held meeting of the stockholders entitled to vote in the election or removal, (b) by written consent signed by all the holders of outstanding stock entitled to vote in the election or removal, or (c) by action of the Board of Directors in accordance with Section 223 of the Delaware General Corporation Law as it exists or may be amended or other applicable law, or any successor thereto.
ARTICLE X
     A director of this corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Article, to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.
     Any amendment, repeal or modification of this Article X, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article X, by the stockholders of this corporation shall not apply to or adversely affect any right or protection of a director of this corporation existing at the time of such amendment, repeal, modification or adoption.
ARTICLE XI
     This corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
ARTICLE XII
     To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.
     Any amendment, repeal or modification of the foregoing provisions of this Article XII shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.
* * *

     THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.
     FOURTH: That said amendment and restatement was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law.
     FIFTH: That as of the time and date this amendment to the Certificate of Incorporation becomes effective, each of the 900 issued and outstanding shares of the corporation’s Common Stock, par value $0.01 per share, shall hereby be changed into 10,000 shares of Common Stock, par value $0.0001 per share.

     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by the President of this corporation on this 8th day of May, 2000.

/s/ David G. Rusin
David G. Rusin
President

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 11/17/2000
001580323 — 3197781
CERTIFICATE OF MERGER
of
AMERICAN FIBER INTERIM CORP.
(A Delaware corporation)
Into
AMERICAN FIBER SYSTEMS, INC.
(A Delaware corporation)
Under Section 251 of the General Corporation Law
Of the State of Delaware
     Pursuant to Section 251 of the Delaware General Corporation Law (“DGCL”). AMERICAN FIBER SYSTEMS, INC. hereby certifies the following in connection with the merger (the “Merger”) of American Fiber Systems, Inc. with American Fiber Interim Corp.;
     FIRST: The name and state of incorporation of each of the constituent corporations to the merger are: (1) American Fiber Systems, Inc., a Delaware corporation (“American Fiber”), and (2) American Fiber Interim Corp., a Delaware corporation (“Interim Corp”).
     SECOND: An Agreement and Plan of Merger (the “Agreement and Plan of Merger”) dated as of November 3, 2000 providing for the merger of Interim Corp. into American Fiber with American Fiber as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”), has been duly approved, adopted, certified, executed, and acknowledged by Interim Corp and American Fiber in accordance with Section 251 of the DGCL.
     THIRD: The surviving corporation is American Fiber, the full name of which is American Fiber Systems, Inc.
     FOURTH: The certificate of incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth on Exhibit A attached hereto.
     FIFTH: The Agreement and Plan of Merger as executed is on file at the principal place of business of the Surviving Corporation at:
Suite 250, 100 Meridian Centre
Rochester, New York 14618

     SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the constituent corporations.
     SEVENTH: The Merger shall become effective upon the filing of this Certificate of Merger.
     IN WITNESS WHEREOF, American Fiber has caused this Certificate to be signed by David G. Rusin, its President, and attested by Gita Ramachandran, its Secretary, who affirm under penalties of perjury, that the facts stated herein are true and the corporate seal of American to be hereunto affixed this 17 day of November, 2000.

American Fiber Systems, Inc.
By:	/s/ David G. Rusin
David G. Rusin, President

Attest:
By:	/s/ Gita Ramachandran
Gita Ramachandran, Secretary

Attachment:
Exhibit A: Amended and Restated Certificate of Incorporation of American Fiber Systems, Inc.

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Exhibit A
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AMERICAN FIBER SYSTEMS, INC.
     1. The name of the corporation is “American Fiber Systems, Inc.”
     2. The address of its registered office in the State of Delaware is 15 North Street, Dover, Kent County, Delaware 19901. The name of its registered agent at that address is Nationwide Information Services, Inc.
     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     4. The total number of shares of stock which the corporation shall have authority to issue is one hundred (100) shares of common stock, with a par value of one dollar ($1.00) per share.
     5. The name and mailing address of the incorporator is Donald R. Adair, c/o Adair Law Firm, 30 Corporate Woods, Rochester, New York 14623.
     6. The corporation is to have perpetual existence.
     7. The Board of Directors shall have the power to adopt, amend, or repeal the by-laws of the corporation, Election of director need not be by written ballot.
     8. No person shall be elected a director of the corporation, and no director shall be removed as a director, except (a) at a duly called and held meeting of the stockholders entitled to vote in the election or removal, (b) by written consent signed by all the holders of outstanding stock entitled to vote in the election or removal, or (c) by action of the Board of Directors in accordance with Section 223 of the Delaware General Corporation Law as it exists or may be amended or other applicable law, or any successor thereto.
     9. To the fullest extent permitted by the Delaware General Corporation Law as it exists or may be amended, a director of this corporation shall not be liable to the corporation or its stockholders

1

for monetary damages for breach of fiduciary duty as a director.
     10. To the fullest extent permitted by Section 145 of the Delaware General Corporation Law as it exists or may be amended, or any successor provision, the corporation shall indemnify all persons whom it may indemnify pursuant thereto.
     11 . No amendment to or repeal of Article 9 or 10 shall apply to or have any effect on the liability or alleged liability or right to indemnification for or with respect to any acts or omissions occurring prior to the amendment or repeal.
     12. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustee in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or a class of creditors, and/or of the stockholders or a class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this corporation, as the case may be, and also on this corporation.
     13 .. The corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and the Certificate of Incorporation and all rights conferred upon stockholders herein are granted subject to this reservation.

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State of Delaware Secretary of State Division of Corporations Delivered 05:45 PM 12/17/2007 FILED 05:45 PM 12/17/2007 SRV 071332079 — 3197781 FILE
STATE OF DELAWARE
CERTIFICATE OF OWNERSHIP
MERGING
IDACOMM, INC.
(an Idaho corporation)
INTO
AMERICAN FIBER SYSTEMS, INC.
(Pursuant to Section 253 of the General Corporation Law of Delaware)
American Fiber Systems, Inc, a corporation incorporated on the 24th day of March, 2000, pursuant to the provisions of the General Corporation Law of the State of Delaware;
     DOES HEREBY CERTIFY that this corporation owns at least 90% of the capital stock of IDACOMM, Inc, a corporation incorporated on the 14th day of August, 2000 A.D., pursuant to the provisions of the Idaho Business Corporation Act, and that this corporation, by a resolution of its Board of Directors duly adopted by unanimous written consent dated as of the 17th day of December, 2007 A.D., determined to merge into itself said IDACOMM, Inc, which resolution is in the following words to wit:
     WHEREAS this corporation lawfully owns at least 90% of the outstanding stock of IDACOMM, Inc, a corporation organized and existing under the laws of Idaho; and
     NOW, THEREFORE, BE IT RESOLVED, that at the effective time specified below, this corporation merge into itself said IDACOMM, Inc and assume all of its liabilities and obligations; and
     FURTHER RESOLVED, that the merger is to become effective on January 1, 2008 at 12:01 A.M.; and
     FURTHER RESOLVED, that an authorized officer of this corporation be and he/she is hereby directed to make and execute a certificate of ownership setting forth a copy of the resolution to merge said IDACOMM, Inc, and assume its liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of Kent County; and

     FURTHER RESOLVED, that the officers of this corporation be and they hereby are authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware; which may be in any way necessary or proper to effect said merger.
     IN WITNESS WHEREOF, said parent corporation has caused its corporate seal to be affixed and this certificate to be signed by an authorized officer this 17th day of December, 2007 A.D.

AMERICAN FIBER SYSTEMS, INC.
By:	/s/ David G. Rusin
Authorized Officer
	Name:	David G. Rusin
Print or Type
	Title:	President

2

State of Delaware Secretary of State Division of Corporations Delivered 05:45 PM 12/17/2007 FILED 05:45 PM 12/17/2007 SRV 071332088 — 3197781 FILE
STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATIONS
Pursuant to Title 8, Section 251 (c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:
FIRST: The name of the surviving corporation is American Fiber Systems, Inc. and the name of the corporation being merged into this surviving corporation is American Fiber Systems of Georgia Inc.
SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.
THIRD: The name of the surviving corporation is American Fiber Systems Inc., a Delaware corporation.
FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.
FIFTH: The merger is to become effective on January 1, 2008, at 12:01 A.M.
SIXTH: The Agreement of Merger is on file at 100 Meridian Centre, Rochester, New York 14618, the place of business of the surviving corporation.
SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.
IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 17th day of December, A.D., 2007.

AMERICAN FIBER SYSTEMS, INC.
By:	/s/ David G. Rusin
Authorized Officer
	Name:	David G. Rusin
President